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                                                                      EXHIBIT 11

                    ACT MANUFACTURING, INC. AND SUBSIDIARIES

                   Computation of Net Income Per Common Share

                   THREE MONTHS ENDED MARCH 31, 2000 AND 1999
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

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
                                                            Three Months Ended March 31,
                                                            ---------------------------
                                                                 2000         1999
                                                                 -----        ----
BASIC NET INCOME PER COMMON SHARE:
  Net income as reported ................................        $ 6,150    $ 1,850
  Weighted average number of common shares outstanding:
    Common stock ........................................         16,546     12,881
                                                                 -------    -------
    Basic net income per common share ...................        $  0.37    $  0.14
                                                                 =======    =======

DILUTED NET INCOME PER COMMON SHARE:
  Net income as reported ................................        $ 6,150    $ 1,850
  Weighted average number of shares outstanding:
    Common stock ........................................         16,546     12,881
    Effect of stock options .............................          1,099        503
                                                                 -------    -------
      Total .............................................         17,645     13,384
                                                                 -------    -------
    Diluted net income per common share .................        $  0.35    $  0.14
                                                                 =======    =======

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